Exhibit 99.1

PRESS RELEASE
     www.HelixESG.com
Helix Energy Solutions Group, Inc. • 400 N. Sam Houston Parkway E., Suite 400 • Houston, TX 77060-3500 • 281-618-0400
• fax: 281-618-0505

For Immediate Release		06-034
	Contact:	Wade Pursell
Date: December 14, 2006	Title:	Chief Financial Officer
Helix Issues Formal 2007 Earnings Guidance
HOUSTON, TX – Helix Energy Solutions (NYSE: HLX) today announced that following the completion of its annual budgeting process and the pricing of the Initial Public Offering (IPO) of a minority stake in its subsidiary – Cal Dive International, Inc. (NYSE: DVR), it now expects 2007 earnings to be in the range of $3.35 — $4.75/share. See attached “Key Variable” slide for the general range of assumptions embedded in the updated and preliminary earnings estimates.
Martin Ferron, President and Chief Executive Officer, of Helix stated, “Our main strategic objective is to achieve long term sustainable earnings growth, linked to a superior return on capital. Based on the market opportunities open to us we have crafted a capital allocation plan that could generate at least 25% earnings growth in each of the next three years. For 2007, in particular, we reallocated capital between our Contracting Services and Oil and Gas business units to take advantage of recently announced marine asset investment opportunities (e.g. a second Well Intervention vessel for the North Sea) while achieving a more measured, lower risk, growth in our oil and gas production.
“Upon the closing of the Cal Dive IPO, we expect to receive net proceeds of around $345 million which does not include any proceeds from the potential exercise of the over-allotment option by the underwriters. These proceeds will allow us the balance sheet capacity to continue investing in marine assets that have a significant impact on the reduction of deepwater field finding and development costs, both for external customers and for our own activities. The IPO should result in a boost to our Q4/06 earnings of around $1.30/share. Our earnings guidance includes 100% of Cal Dive’s estimated earnings. Due to transaction constraints at this time we cannot give specific guidance with respect to Cal Dive’s earnings assumptions. The mid point of our earnings guidance represents an approximate 40% increase over current street estimates for 2006. It should also be noted the primary reason for the reduced upper end of the range compared to the initial preliminary estimate is lower commodity price assumptions.”
Further details will be provided in a presentation and conference call on Friday, December 15th at 9:00 AM Central Standard Time. The call will be webcast live and can be accessed, along with the presentation at the Investor Relations page of www.HelixESG.com. A replay will be available from the Audio Archives page.
Helix Energy Solutions, headquartered in Houston, Texas, is an energy services company that provides innovative solutions to the oil and gas industry worldwide for marginal field development, alternative development plans, field life extension and abandonment, with service lines including diving services, shelf and deepwater construction, robotics, well operations, well engineering and subsurface consulting services, platform ownership and oil and gas production.
FORWARD-LOOKING STATEMENTS
This press release and attached presentation contain forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings relating to services; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments, geologic risks and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K for the year ending December 31, 2005 and subsequent quarterly reports on Form 10-Q. We assume no obligation and do not intend to update these forward-looking statements.
Key Variables

	Updated 2007		Preliminary 2007 Estimate
	Low	High	Low		High
Contracting Services:
Revenues (millions)	$1,060	$1,200	$1,000		$1,100
EBITDA Margins (1)	35%	40%	35%		40%

Gross Profit Deferral
(from internal projects – millions)	$25	$20	$15		$10

Production Facilities:
Equity in Earnings (millions)	$35	$45	$45		$55

Oil & Gas:
Oil Price (per bbl)	$55.00	$65.00	$55.00		$72.64
Natural Gas Price (per mcf)	$7.00	$8.00	$6.00		$9.18
Production (BcFe)	85	95	90.5		109.5
LOE (per MCFe)	$1.30	$1.20		(2)		(2)
DD&A (per MCFe)	$2.90	$2.80		(2)		(2)

Dry Hole Expense (millions)	$35	$30		(2)		(2)

Corporate:
SG&A % of Revenue	8%	7%	10%		8%
Effective Tax Rate	35%	34%	35%		34%
Interest Expense (millions)	$70	$60		(2)		(2)
Average Shares Outstanding (millions)	96.5	96.5	98		96

Capex (millions):
Contracting Services	$435	$580	$225		$450
Oil & Gas	$415	$470	$400		$550

(1)	See GAAP reconciliation at www.HelixESG.com.

(2)	No previous guidance disclosed